UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2012

Carriage Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Boulevard, Suite 300

Houston, Texas 77056

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (713) 332-8400

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Carriage Services, Inc. (the “Company”) had a $60 million secured bank credit facility with Wells Fargo Bank, N.A. as the administrative agent which was collateralized by the accounts receivable and all personal property of the Company.

On August 30, 2012, the Company completed a transaction to replace the Wells Fargo credit facility with a new $235 million secured bank credit facility (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”) as the Administrative Agent with $105 million available under a revolving credit facility and $130 million available as part of a term loan facility. The new Credit Agreement also contains an accordion provision to borrow up to an additional $40 million in revolving loans. The Credit Agreement is set to mature on September 30, 2017 and is collateralized by all personal property and funeral home real property in certain states. Interest under the new Credit Agreement is payable at prime or LIBOR options. The proceeds of the term loan borrowings will be used to redeem the Company’s $130 million 7.875% senior notes issued on or about January 27, 2005 (the “Senior Notes”).

The Credit Agreement also provides for optional and mandatory prepayments and affirmative and negative covenants. Principal financial covenants include a requirement to maintain a ratio of Total Debt to EBITDA of no more than 3.75 to 1.00 from the Closing Date through June 29, 2014 and no more than 3.50 to 1.00 thereafter, and a covenant to maintain a fixed charge coverage ratio of no less than 1.20 to 1.00, with each ratio being measured on a rolling four-quarter basis. Additionally, bank consent is required for acquisitions where the aggregate consideration paid by the Company exceeds $10 million with certain other restrictions applying to all acquisitions.

Carriage will record a pretax charge in the third quarter of 2012 in connection with the extinguishment of the existing credit facility in the amount of $1.3 million, which represents the unamortized loan origination costs.

In addition to historical information, this Current Report contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include any projections of cash balances and cash flows, expenses, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the ability to negotiate a future credit facility; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “project”, “forecast”, “plan”, anticipate” and any other similar words.

The foregoing description is a summary of the material terms of the Credit Agreement and is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement set forth above under Item 1.01 above is incorporated by reference into this Item 2.03. There were $19 million in borrowings outstanding under the Company’s prior credit facility at the time it was terminated, and there are $21.5 million in borrowings outstanding on the date of this filing under the new Credit Agreement. The Company currently has $34.5 million of borrowing capacity available under the new Credit Agreement

Item 8.01 Other Events.

On August 29, 2012, the Company issued a notice of redemption to the holders of the Senior Notes (the “Notice of Redemption”), providing that, pursuant to the terms of the indenture governing the Senior Notes, the Senior Notes will be redeemed in full on September 28, 2012 at a redemption price equal to 101.313% of the principal amount of the Senior Notes, plus any accrued and unpaid interest to, but not including, the redemption date.

On August 30, 2012, the Company issued a News Release announcing, among other things, that the Company entered into the Credit Agreement and issued the Notice of Redemption. A copy of the News Release is attached to this Form 8-K as Exhibit 99.1

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 8.01 and set forth in the attached Exhibit 99.1 is deemed to be “furnished” solely pursuant to Item 8.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item	9.01 Financial Statements and Exhibits.

10.1	—	Credit Agreement, dated August 30, 2012, by and among the Company and Bank of America, N.A.
99.1	—	Press Release August 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARRIAGE SERVICES, INC.

Date: September 4, 2012	By:	/s/ Melvin C. Payne
Melvin C. Payne
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number		Exhibit Title

10.1	—	Credit Agreement, dated August 30, 2012, by and among the Company and Bank of America, N.A.

99.1	—	Press Release dated August 30, 2012